FROM:   Franklin Resources, Inc.
        Investor Relations: Alan Weinfeld  (650) 525-8900
        Corporate Communications: Holly Gibson Brady (650) 312-4701 franklintempleton.com
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                                                           FOR IMMEDIATE RELEASE

   FRANKLIN RESOURCES, INC. RECEIVES APPROXIMATELY $490 MILLION FROM COMPLETED
                   ZERO-COUPON CONVERTIBLE NOTES OFFERING AND
                COMPLETES PURCHASE OF FRANKLIN RESOURCES' STOCK

     San Mateo, CA, May 11, 2001 -- Franklin Resources, Inc. (Franklin Templeton Investments) (NYSE:BEN) today announced that it received approximately $490 million in net proceeds upon the closing of the sale of $877 million principal amount at maturity of zero-coupon convertible senior notes due 2031 ("convertible securities"). The total net amount received includes proceeds from the sale of approximately $176 million in convertible securities from the exercise of an over-allotment option by the initial purchaser, Merrill Lynch & Co.

     The convertible securities, which were offered to qualified institutional buyers only, carry a yield to maturity of 1.875% per annum, with an initial conversion premium of 42%. Each of the $1,000 (principal amount at maturity) convertible securities is convertible into 9.3604 shares of Franklin Resources, Inc. common stock. Franklin may redeem the convertible securities for cash on or after May 11, 2006 at their accreted value. Franklin may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders, on May 11 of 2003, 2004, 2006, 2011, 2016, 2021 and 2026.
In such event, Franklin may choose to pay the purchase price for such repurchases in cash or shares of Franklin common stock.

     Franklin used approximately $129 million of the offering proceeds to repurchase 3 million shares of its common stock. Franklin will use the balance of the proceeds for general corporate purposes.

     The debt securities and shares of common stock issuable upon conversion of the debt securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Certain matters discussed in this press release and in public statements relating to the release may constitute forward-looking statements within the meaning of the federal securities laws. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report, Form 10-K for the most recently ended fiscal year as well as subsequent documents filed by the company with the Securities and Exchange Commission.

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